UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 30, 2015

L Brands, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8344		31-1029810
(Commission File Number)		(IRS Employer Identification No.)

Three Limited Parkway Columbus, OH		43230
(Address of Principal Executive Offices)		(Zip Code)

(614) 415-7000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Indenture and 6.875% Senior Notes due 2035
On October 30, 2015, L Brands, Inc. (the “Company”) issued $1 billion aggregate principal amount of 6.875% senior notes due 2035 (the “2035 Notes”) governed by an Indenture, dated as of October 30, 2015, among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”). The 2035 Notes rank equally with all of the Company’s existing and future senior debt and rank senior to all of the Company’s future subordinated debt, if any. The 2035 Notes are guaranteed by certain of the Company’s subsidiaries (the “Guarantors”) on a senior unsecured basis and therefore rank senior to the Company’s existing unsecured notes to the extent of the value of the assets of the Guarantors. The 2035 Notes and the guarantees rank effectively junior to all secured debt of the Company and the Guarantors to the extent of the value of the assets securing such debt.

The Company will pay interest on the 2035 Notes at 6.875% per annum, semiannually in arrears on May 1 and November 1 each year commencing on May 1, 2016 to holders of record on the preceding April 15 and October 15, respectively.

The Company may redeem some or all of the 2035 Notes at any time at a price equal to 100% of the principal amount of the 2035 Notes plus accrued and unpaid interest plus a “make-whole” premium. The Company may also redeem up to 35% of the 2035 Notes at a redemption price equal to 106.875% of the principal amount thereof, using the proceeds of certain equity offerings completed before November 1, 2018. If a change of control triggering event (as defined in the Indenture) occurs, the Company may be required to purchase the 2035 Notes.

The Indenture contains covenants that limit the ability of the Company and its subsidiaries to, among other things: (i) create liens on certain assets and (ii) merge, consolidate, sell or otherwise dispose of all or substantially all of their assets. These covenants are subject to a number of important exceptions and qualifications. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding 2035 Notes to be due and payable immediately.

The description above does not purport to be complete and is qualified in its entirety by the Indenture, which is filed herewith as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Registration Rights Agreement
On October 30, 2015, in connection with the issuance of the 2035 Notes, the Company and the Guarantors entered into a registration rights agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers, relating to, among other things, the exchange offer for the 2035 Notes and the related guarantees (the “Registration Rights Agreement”).

Subject to the terms of the Registration Rights Agreement, the Company and the Guarantors will use their reasonable best efforts to register with the SEC notes and guarantees having substantially identical terms as the 2035 Notes as part of offers to exchange freely tradable exchange notes for the 2035 Notes within 270 days after the issue date of the 2035 Notes.

If the Company and the Guarantors fail to meet these targets (a “registration default”), the annual interest rate on the 2035 Notes will increase by 0.25% per year for the first 90-day period after a registration default. The annual interest rate on the 2035 Notes will increase by an additional 0.25% per year for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 0.50% per year over the otherwise applicable interest rate, which is 6.875%. If the registration default is corrected, the applicable interest rate will revert to the original level.

The description above does not purport to be complete and is qualified in its entirety by the Registration Rights Agreement, which is filed herewith as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01. Other Events.
On October 30, 2015, L Brands, Inc. announced the closing of its public offering of $1 billion aggregate principal amount of its 2035 Notes (the "Senior Notes Offering").

A copy of the press release announcing the closing of the Senior Notes Offering is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of October 30, 2015, among L Brands, Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee.

4.2	Form of 6.875% senior notes due 2035 (included in Exhibit 4.1).

4.3
Registration Rights Agreement, dated as of October 30, 2015, among L Brands, Inc., the guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers.

99.1	Press Release dated October 30, 2015 announcing the closing of the Senior Notes Offering.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L Brands, Inc.

Date:	November 3, 2015	By:	/s/ STUART B. BURGDOERFER
Stuart B. Burgdoerfer
Executive Vice President and Chief Financial Officer